Exhibit 5.1

May 6, 2011

Titan Machinery Inc.

644 East Beaton Drive

West Fargo ND 58078-2648

Ladies and Gentlemen:

We have acted as counsel to Titan Machinery Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a prospectus supplement dated May 6, 2011 to the prospectus dated January 21, 2011 (together, the “Prospectus”) relating to the offer and sale by the Company, pursuant to a purchase agreement, the form of which is filed as Exhibit 1.1 to that certain current report on Form 8-K filed by the Company on May 6, 2011 (the “Purchase Agreement”), between the Company and Craig-Hallum Capital Group LLC acting severally on behalf of itself and the underwriters named in Schedule I thereto (the “Underwriters”), of 2,760,000 shares (including 360,000 shares to be subject to the underwriter’s over-allotment option) of the Company’s common stock, $0.00001 par value per share (the “Shares”). The Prospectus forms a part of the Company’s registration statement on Form S-3 (No. 333-171063) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on January 21, 2011.

In such capacity, we have examined the Registration Statement, the Prospectus, the Purchase Agreement and the certificate of incorporation and bylaws of the Company. We have also examined such corporate and other records, documents, agreements and instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner and under the terms described in the Purchase Agreement, will upon such issuance and sale, be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed the accuracy and truthfulness of all public records of the Company and of all certifications, documents and other proceedings examined by us that have been produced by officials of the Company acting within the scope of their official capacities, without verifying the accuracy or truthfulness of such representations, and the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.   This opinion is limited to the Delaware General Corporation Law (including applicable provisions of the Delaware constitution and applicable judicial decisions).

We consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s current report on Form 8-K filed as of the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not thereby imply or admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion is furnished to you in connection with the filing of the Prospectus Supplement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

Very truly yours,

/s/ Fredrikson & Byron, P.A.
Fredrikson & Byron, P.A.